EXHIBIT 99.1

Item 6.  Selected Financial Data

     The following selected consolidated financial data for the periods indicated have been derived from our consolidated financial statements. The financial data set forth below should be read in connection with Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes thereto (in thousands, except per share data):

	Reorganized Company (1)					Predecessor Company (1)
	At or For	At or For	At or For	At or For		At or For	At or For
	The Year	The Year	The Year	The Ten		The Two	The Year
	Ended	Ended	Ended	Months Ended		Months Ended	Ended
	December 31,	December 31,	December 31,	December 31,		February 28,	December 31,
	2005(2)	2004(3)	2003(4)	2002(5)		2002(6)	2001(7)

Total net revenues	$821,331	$756,588	$722,905	$590,927	|	$301,846	$2,075,234
(Loss) income before income					|
taxes and discontinued					|
Operations	(439)	5,249	(33,256)	(300,949)	|	1,493,157	(69,116)
Income (loss) from					|
continuing operations	347	6,407	(33,921)	(301,359)	|	1,493,010	(69,437)
Income (loss) on discontinued					|
Operations	24,414	(25,034)	34,275	(136,627)	|	(7,639)	-
Net income (loss)	$24,761	$(18,627)	$354	$(437,986)	|	$1,485,371	$(69,437)
Basic earnings per					|
common and common					|
equivalent share:					|
Income (loss) from					|
continuing operations	$0.02	$0.44	$(3.38)	$(30.14)	|	$24.44	$(1.14)
Income (loss) on discontinued					|
Operations	1.53	(1.73)	3.42	(13.66)	|	(0.12)	-
Net income (loss)	$1.55	$(1.29)	$0.04	$(43.80)	|	$24.32	$(1.14)
Diluted earnings per common					|
and common equivalent					|
share:					|
Income (loss) from					|
continuing operations	$0.02	$0.44	$(3.38)	$(30.14)	|	$24.44	$(1.14)
Income (loss) on discontinued					|
Operations	1.53	(1.72)	3.42	(13.66)	|	(0.12)	-
Net income (loss)	$1.55	$(1.28)	$0.04	$(43.80)	|	$24.32	$(1.14)
Weighted average number of					|
common and common					|
equivalent shares:					|
Basic	16,003	14,456	10,050	10,000	|	61,080	61,096
Diluted	16,019	14,548	10,050	10,000	|	61,080	61,096
Working (deficit) capital	$(62,786)	$(30,595)	$(57,377)	$(66,412)	|	$69,762	$(13,259)
Total Assets	512,306	313,153	300,398	475,835	|	828,416	649,804
Liabilities subject to					|
Compromise	$-	$-	$-	$-	|	$-	$1,549,139
Long-term debt	$186,575	$107,182	$78,514	$196,223	|	$190,146	$78,235
Capital leases	$11,204	$-	$364	$-	|	$-	$-
Stockholders' (deficit) equity	$(2,895)	$(123,380)	$(166,398)	$(187,218)	|	$237,600	$(1,602,290)

(1)	On February 28, 2002, we emerged from proceedings under the Bankruptcy Code pursuant to the terms of our Plan of Reorganization.

(2)
Results for the year ended December 31, 2005 include revenues and expenses for Peak for the month of December 2005 (See "Note 7 - Acquisitions"), a $1.1 million non-cash charge for transaction costs related to the Peak acquisition, a net loss on sale of assets of $0.4 million primarily due to a write-down of a property held for sale, a net loss on extinguishment of debt of $0.4 million related to mortgage restructurings, income of $15.5 million from discontinued operations due primarily to net reductions of $14.6 million in self-insurance reserves for general and professional liability and workers' compensation for prior years on divested facilities, and an $8.9 million gain from disposal of discontinued operations primarily due to receipt in September 2005 of $7.7 million in cash proceeds from the 2003 sale of our pharmaceutical services operations, pursuant to the terms of the sale agreement.

(3)
Results for the year ended December 31, 2004 include a non-cash charge of $1.0 million representing an impairment to the carrying values of other long-lived assets (See "Note 8 - Impairment of Intangible and Long-Lived Assets" in our consolidated financial statements), a $2.0 million charge related to restructuring, a net loss on sale of assets of $1.5 million mainly due to the write-down of a property held for sale, a net gain on extinguishment of debt of $3.4 million related to mortgage restructurings, a net loss of $19.7 million from discontinued operations and a net loss of $5.3 million from disposal of discontinued operations due primarily to the sale of our clinical laboratory and radiology operations located in California and a reserve recorded in connection with the sale of a previously divested segment (See "Note 9 - Discontinued Operations and Assets Held for Sale" in our consolidated financial statements).

(4)
Results for the year ended December 31, 2003 include a non-cash charge of $2.8 million representing an impairment to the carrying values of lease intangibles and other long-lived assets (See "Note 8 - Impairment of Intangible and Long-Lived Assets" in our consolidated financial statements), a $14.7 million charge related to restructuring, a net gain on sale of assets of $4.2 million mainly due to the sale of land and buildings, a loss of $21.4 million from discontinued operations and a gain of $55.6 million from disposal of discontinued operations due primarily to the sale of our pharmaceutical and software development operations, termination of 126 facility lease agreements, sale of one other facility and the reductions of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations (See "Note 9 - Discontinued Operations and Assets Held for Sale" in our consolidated financial statements).

(5)
Results for the ten month period ended December 31, 2002 include a non-cash charge of $275.4 million representing an impairment to our carrying values of goodwill and other long-lived assets for continuing operations (See "Note 8 - Impairment of Intangible and Long-Lived Assets" in our consolidated financial statements), a net gain on sale of assets of $8.7 million due to the termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations and a loss of $136.6 million from discontinued operations, of which $132.4 million relates to the impairment to our carrying values of goodwill and other long-lived assets for discontinued operations.

(6)
Results for the two month period ended February 28, 2002 include a $1.5 billion non-cash gain on extinguishment of debt, a $1.5 million gain for reorganization items due to our chapter 11 filings, a net non-cash loss on discontinued operations of $7.6 million due to the anticipated termination of ten facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.

(7)
Results for the year ended December 31, 2001 include a non-cash charge of $18.8 million representing an impairment to our carrying values of goodwill and other long-lived assets, a charge of $11.0 million due to legal and regulatory matters, a $1.1 million charge related to restructuring, a non-cash gain on sale of assets of $0.8 million and a $42.9 million charge for reorganization items due to our chapter 11 filings, which included the losses for discontinued operations due to the prepetition termination of 45 facility lease agreements and the reduction of the carrying amount of the assets associated with the above described facilities, which facilities and assets were determined not to be integral to our core business operations.